Exhibit 99.1

Beam Global Announces Third Quarter 2024 Operating Results

Conference Call Friday, November 15, 2024 at 4:30 p.m. ET

SAN DIEGO, CA – November 14, 2024 – Beam Global, (Nasdaq: BEEM), (the “Company”), the leading provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, today announced its third quarter results for the period ended September 30, 2024.

Q3 2024 Financial Highlights:

•	Gross Margin was 10.7% of sales, our highest Q3 margin ever, 9 percentage points increase over Q3 2023
•	YTD Gross Margin 12.4%, 11 percentage points increase over 2023
•	47.9% revenue derived from commercial customers
•	Record Pipeline of over $200 million
•	Backlog of $7 million
•	Debt free and $100 million line of credit available and unused

Q3 2024 Operational Highlights

•	Acquisition of Telcom – provides Beam with in-house production capabilities for power electronics
•	First sponsorship deal with Globos Osiguranje to deploy EV ARC™ systems at Belgrade Airport
•	Launched four new products – BeamSpot™, BeamBike™, BeamPatrol™, BeamWell™
•	BeamSpot™ momentum – first purchase within just five weeks of launch
•	New fleet deployments – Added new police and international airport fleet customers, further expanding our customer base in critical sectors
•	Reseller Program launch – Introduced the Beam Reseller Program and signed our first four partners, generating purchase orders, promising proposals and expanding our reach
•	Delivered 10 UK Ministry of Defense EV ARC™ systems in Q3 2024, our first European order
•	Named new VP of Sales – Andy Lovsted joined Beam Global in the US
•	Named new VP of Sales – Igor Labovic joined Beam Global in Europe

“This has been a quarter of geographic and product expansion which is unmatched in our history. We have continued to improve our unit economics and generate solid gross margins, and we see continued upside going forward through our acquisitions in Europe, most recently acquiring Telcom to bring in-house manufacturing of power electronics, driving additional future margins and introducing new customers. Additionally, the work we have done to reduce direct costs, increase production efficiencies and the price increases implemented at the end of 2023 will increase margins significantly especially as revenue growth returns,” said Desmond Wheatley, CEO of Beam Global. “We believe that the decrease in revenue, quarter over quarter, is a result of order timing, uncertainty in the U.S. government’s zero emission vehicle strategy related to the presidential election and evolving certification requirements for energy storage systems requiring updates to our EV ARC products which we believe will be completed in the first quarter of 2025. Our geographic expansion into new markets combined with the new opportunities we are seeing as a result of the impressive new products we have launched leads us to believe that we will return to increasing revenues in 2025 with significantly improved profit margins. We continue to be debt free, have sufficient cash on hand and have not tapped our $100M line of credit.”

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Third Quarter 2024 Financial Summary

Revenues

For the quarter ended September 30, 2024 our revenues were $11.5 million, though they were the second highest third quarter revenues in history, they decreased 22% from second quarter 2024. 47.9% of our revenue in the third quarter was derived from commercial customers, an increase of over 80% over Q3 2023. For the nine months ended September 30, 2024, our revenues were $41.0 million. We continue to invest in sales employees, diversifying our product portfolio and expanding our geographic footprint to reduce our reliance on single large orders of our EV ARC™ product by federal agencies, although we believe that opportunity still exists.

Gross Profit

For the quarter ended September 30, 2024, our gross profit was $1.2 million, or 10.7% of sales, compared to a gross margin of 1.7% of sales for the same period in 2023. The margin improved by 9 percentage points for the same period 2023. Our gross profits included a negative impact of $0.8 million for non-cash depreciation and intangible amortization. Our gross profits net of non-cash items was 17.6%. For the nine months ended September 30, 2024, our gross profit was $5.1 million, or 12.0% of sales, compared to a gross profit of $0.8 million, or 2.0% of sales in 2023. Our nine-month gross profits included a negative impact of $2.8 million for non-cash depreciation and intangible amortization. Our nine-month gross profits net of non-cash items was 18.3%.

We began to see some improvements on material pricing, which we believe will continue to improve over time. We continue to make engineering changes and work with suppliers to decrease our costs which, along with support from our Serbian facilities, we believe will continue to improve our gross profit over time.

Operating Expenses

Total operating expenses were a credit of $50 thousand, or (0.4%) of revenues, for the quarter ended September 30, 2024, compared to $4.0 million, or 24% of revenues, for the same quarter in the prior year. The $4.1 million decrease is mostly attributable to $6.1 million related to the non-cash change in fair value of contingent consideration for the Amiga acquisition, offset by non-cash warrants amortization increase of $0.2 million and stock compensation increase of $0.2 million, resulting in $1.7 million increase in operating expenses quarter over quarter mainly related to $1.2 million for operating expenses for Beam Europe, $0.3 million in customer service accommodation costs, $0.1 million related to facility expansion and $0.1 million mainly for consulting for government relations and engineering.

Total operating expenses were $11.6 million, or 28% of revenues, for the nine months ended September 30, 2024, compared to $11.9 million, or 25% of revenues, for the same period in the prior year. When you remove the $4.5 million non-cash decrease in fair value of contingent consideration for the Amiga acquisition in 2024 and $0.3 million increase in fair value of contingent consideration for the All Cell acquisition in 2023, the net change in fair value contingent consideration is $4.3 million offset by non-cash increases in warrants amortization expense $0.3 million, stock compensation $0.3 million, bad debt allowance $0.4 million resulting in $3.3 million increase in operating expenses. The increase is mainly related to $2.1 million for operating expenses for Beam Europe, $0.4 million for facility expansion, $0.3 million commissions due to earned at time of customer payment, $0.3 million in customer accommodation service costs and $0.2 million related to acquisition costs.

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Net Income (Loss)

Net Income was $1.3 million for the three months ending September 30, 2024, compared to Net Loss of $3.6 million for the same period in 2023. The third quarter’s net income is a result of the reversal of $6.1 million for the fair value of non-cash contingent consideration discussed above. The third quarter also included non-cash expense items related to depreciation, intellectual property amortization and allowance for bad debt. Net loss excluding non-cash items was $3.0 million.

Net loss was $6.7 million for the nine months of 2024, compared to $11.0 million for the same period in 2023. The net loss includes non-cash expense items related to depreciation, intellectual property amortization, non-cash compensation expense, allowance for bad debt and fair value of contingent consideration. The Net Loss when non-cash items are removed is $5.8 million.

Cash

On September 30, 2024, we had cash of $4.9 million, compared to $10.4 million at December 31, 2023. The cash decrease was primarily due to cash payments for the acquisition of Amiga of $2.7 million as well as operating cash used to increase inventory.

Conference Call November 15, 2024 at 4:30 p.m. ET

Management will host a conference call on Friday, November 15, 2024 at 4:30 p.m. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10194520/fdfb61e848

Please note that registered participants will receive their call-in number upon registration.

Those without internet access or unable to pre-register may call in by calling:

PARTICIPANT CALL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL CALL IN: 1-412-317-5716

Please ask to join the Beam Global call.

A webcast archive is available at the above URL for one year following the call.

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About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Headquartered in San Diego, California; with facilities in Broadview, Illinois; Belgrade and Kraljevo, Serbia. Beam Global has a deep patent portfolio and is listed on Nasdaq under the symbol BEEM. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, and Telcom, its expected benefits, the anticipated future financial performance as a result of the acquisition and statements about our future margins. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Condensed Consolidated Balance Sheets

 (In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash	$4,874	$10,393
Accounts receivable, net of allowance for credit losses of $324 and $447	11,343	15,943
Prepaid expenses and other current assets	2,187	2,453
Inventory, net	12,714	11,933
Total current assets	31,118	40,722

Property and equipment, net	14,909	16,513
Operating lease right of use assets	1,831	1,026
Goodwill	11,027	10,270
Intangible assets, net	8,271	9,050
Deposits	106	62
Total assets	$67,262	$77,643

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,349	$9,732
Accrued expenses	2,968	2,737
Sales tax payable	233	209
Deferred revenue, current	787	828
Note payable, current	62	40
Deferred consideration, current	–	2,713
Operating lease liabilities, current	851	615
Total current liabilities	13,250	16,874

Deferred revenue, noncurrent	794	402
Note payable, noncurrent	215	160
Contingent consideration, noncurrent	456	4,725
Other liabilities, noncurrent	3,372	3,787
Deferred tax liabilities, noncurrent	1,716	1,698
Operating lease liabilities, noncurrent	1,035	455
Total liabilities	20,838	28,101

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 authorized, none outstanding as of September 30, 2024 and December 31, 2023.	–	–
Common stock, $0.001 par value, 350,000,000 shares authorized, 14,773,901 and 14,398,243 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively.	15	14
Additional paid-in-capital	145,553	142,265
Accumulated deficit	(100,017)	(93,361)
Accumulated Other Comprehensive Income (AOCI)	873	624

Total stockholders' equity	46,424	49,542

Total liabilities and stockholders' equity	$67,262	$77,643

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Beam Global

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023

Revenues	$11,482	$16,486	$40,855	$47,325

Cost of revenues	10,251	16,203	35,789	46,536

Gross profit	1,231	283	5,066	789

Operating expenses	(51)	4,037	11,623	11,925

Income (Loss) from operations	1,282	(3,754)	(6,557)	(11,136)

Other income (expense)
Interest income	58	136	167	161
Other income (expense)	(33)	(7)	(238)	4
Interest expense	(10)	(4)	(28)	(6)
Other income (expense)	15	125	(99)	159

Income (Loss) before income tax expense	1,297	(3,629)	(6,656)	(10,977)

Income tax expense	–	–	–	13

Net Income (Loss)	$1,297	$(3,629)	$(6,656)	$(10,990)

Net foreign currency translation adjustments	673	–	249	–
Total Comprehensive Income/Loss	$1,970	$(3,629)	$(6,407)	$(10,990)

Net Income (loss) per share - basic	$0.09	$(0.26)	$(0.46)	$(0.79)
Net Income (loss) per share - diluted	$0.09	$(0.26)	$(0.46)	$(0.79)

Weighted average shares outstanding - basic	14,702	13,936	14,558	13,939
Weighted average shares outstanding - diluted	14,711	13,936	14,558	13,939

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